UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

BALLY TOTAL FITNESS HOLDING CORPORATION

(Name of Registrant as Specified In Its Charter)

LIBERATION INVESTMENTS, L.P.

LIBERATION INVESTMENTS LTD.

LIBERATION INVESTMENT GROUP, LLC

EMANUEL R. PEARLMAN

GREGG E. FRANKEL

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On January 12, 2006, Liberation Investments, L.P., a Delaware limited partnership (“LILP”), and Liberation Investments Ltd. (“LILTD”), a private offshore investment corporation, issued a press release (a copy of which is attached hereto as Exhibit 1, the “Press Release”) in which they, among other things, announced that on January 11, 2006 the Court of Chancery of the State of Delaware denied a motion by Bally Total Fitness Holding Corporation (the “Company”) for expedited discovery in its legal action seeking a determination that its “poison pill” has been triggered. In addition, LILP and LILTD addressed in the Press Release certain corporate governance changes announced by the Company on January 11, 2006.

As previously disclosed under cover of Schedule 14A, LILP and LILTD intend to present a stockholder proposal (the “Proposal”) at the annual meeting of the Company’s stockholders slated for January 26, 2005. In accordance with Instruction 3 of Item 4 of Schedule 14A, LILP, LILTD, Liberation Investment Group, LLC (“LIGLLC”), Emanuel R. Pearlman and Gregg E. Frankel are deemed to be participants in the solicitation in connection with the Proposal. The number of shares of the Company’s common stock beneficially owned by these persons as of January 10, 2006 is as follows: LILP (2,848,213), LILTD (1,536,237), LIGLLC (4,384,450), Mr. Pearlman (4,419,450), Mr. Frankel (0).

STOCKHOLDERS ARE STRONGLY URGED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATING TO THE SOLICITATION OF PROXIES BY THE REPORTING PERSONS IN CONNECTION WITH THE PROPOSAL AS THEY CONTAIN IMPORTANT INFORMATION. A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY ARE AVAILABLE AT NO CHARGE ON THE WEBSITE OF THE SECURITIES AND EXCHANGE COMMISSION AT HTTP://WWW.SEC.GOV.